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                                                                      EXHIBIT 1

                         [JEFFERIES GROUP LETTERHEAD]


PRESS RELEASE                        Contact:  Michael L. Klowden
For Immediate Release                          Vice Chairman
                                               (310) 914-1177

              JEFFERIES GROUP, INC. REDEEMS RIGHTS; TERMINATES
                         1988 STOCKHOLDER RIGHTS PLAN


LOS ANGELES, MARCH 14, 1996 -- The Board of Directors of Jefferies Group, Inc. (Nasdaq: JEFG) has voted to redeem all outstanding Rights originally issued pursuant to a Stockholder Rights Plan adopted by the Company in May of 1988.
The Rights were redeemed for a redemption price of $.01 per Right.
Shareholders will be receiving written notice of the redemption which will state the method by which payment of the redemption price will be made.

     Michael L. Klowden, Jefferies Group's Vice Chairman, stated: "Our Stockholder Rights Plan was adopted almost eight years ago at a time when our stock was trading at prices significantly below the prices at which it is trading today. Our recent decision to list our shares for trading on the NYSE along with a recognition that the terms of the Plan are no longer relevant suggested to us that it would be more appropriate to redeem the Rights prior to March 15, 1996, the date on which our shares will begin trading on the NYSE."

     Jefferies Group is the holding company whose principal subsidiary, Jefferies & Company, Inc., conducts a securities brokerage business in equity and taxable fixed income securities, convertible bonds, options, futures and international securities for institutional clients, as well as corporate finance activities including capital raising, mergers and acquistion, advisory and restructuring services.

        Jefferies Group also owns approximately 80 percent of the Investment Technology Group, Inc. (Nasdaq: ITGI), which provides computerized trading systems and trading software programs to professional investors.

        Jefferies' offices are located in Los Angeles, New York, Short
Hills, N.J., Jersey City, N.J., Chicago, Dallas, Boston, Atlanta, New Orleans, Houston, San Francisco, Stamford, CT, London, Hong Kong, Zurich and Tokyo.


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